October 23, 1996



CellularVision Technology
& Communications, L.P.
Suite 12
Dag Hammerskjold Boulevard
Freehold, New Jersey 07728

Attention:  Shant Hovnanian, Partner

Dear Shant:

     For the last several weeks we have been discussing the terms and conditions relating to CT&T's purchase order for four LogiMetrics Re-Rads (as defined below) and certain other equipment (the "Other Equipment"). As used herein, "Re-Rad" means an enclosed stand-alone unit, described and specified as LogiMetrics Model PA800/KA, containing an input signal connection for receiving microwave signals at frequencies between 27.5 and 31.5 GHz from a receiving antenna, a traveling wave tube amplifier for amplifying those signals to a high power level, an output signal connection for providing the amplified signals to an antenna waveguide, and all required heating or cooling equipment, power supplies, control, monitoring and auxiliary circuitry. The terms and conditions of such purchase, as agreed to by us during the course of those discussions, are as follows:

     1. CT&T hereby agrees to purchase the Re-Rads and the Other Equipment at the purchase prices and on the other terms and conditions set forth in Schedule 1 attached hereto. All amounts invoiced to CT&T with respect to such purchases shall be paid in full as set forth in Schedule 1. No later than the close of business on the second business day following the execution of a counterpart of this letter by CT&T (the "Effective Date"), CT&T shall make a progress payment to LogiMetrics on account of such purchases of $622,120 (the "Advance"). The Advance shall be credited against the purchase price for the equipment to be delivered by LogiMetrics hereunder as shown in Schedule 1.

     2. In order to secure LogiMetrics' obligation to repay the Advance as set forth in paragraph 1 above, LogiMetrics hereby grants to CT&T a perfected, first priority, purchase money security interest in and lien on the four Re-Rads and the Other Equipment to be delivered hereunder, any specifically designated components intended to constitute a part thereof and all proceeds therefrom (the "Collateral"). Not later than the close of business on the Effective Date, LogiMetrics shall deliver to CT&T fully executed UCC-1s containing an
appropriate   description  of  the  Collateral  as  set  forth  in  Schedule  2.
LogiMetrics hereby consents to the filing of such UCC-1s in such filing jurisdictions as CT&T may reasonably specify. Upon the final amortization of the Advance, the security interest granted above shall terminate and be of no further force and effect. At such time, CT&T shall, promptly following receipt of a request therefor from LogiMetrics, execute and deliver to LogiMetrics such UCC-3s as LogiMetrics may reasonably request to evidence the termination of the security interest as set forth above. LogiMetrics represents and warrants to CT&T that the granting of the security interest contained in this paragraph 2 will not constitute a breach or violation of, or result in an event of default under, or event which, with the giving of notice, the lapse of time or both would constitute an event of default under, LogiMetrics' borrowing arrangements with its senior lender.

     3. (a) LogiMetrics agrees, for a period extending until five years from the last purchase of Re-Rads under this Agreement, not to disclose to any potential customer, other than CT&T and its Licensees (as defined below), the specifications for any product sold or delivered under this Agreement, except to the extent that such specifications were already made public knowledge as specifications of a commercial product offered for unrestricted sale. CT&T acknowledges that from time to time, LogiMetrics publishes a catalog and other marketing materials that include specifications of the equipment manufactured by LogiMetrics, including the Other Equipment. Accordingly, notwithstanding the restrictions contained in the second preceding sentence, LogiMetrics shall have the right to continue to publish and to update such catalogs and other materials.

     (b) LogiMetrics agrees, for a period extending until five years from the last purchase of Re-Rads under this Agreement, to sell Re-Rads and/or units substantially identical to Re-Rads and/or other products including the intellectual property of CT&T embodied in the Re-Rad (collectively, "Restricted Products") only to (i) CT&T and its successors and assigns, (ii) persons or entities designated by CT&T from time to time, (iii) licensees of CT&T and its successors and assigns ("Licensees"), and (iv) third parties which will use Restricted Products solely for purposes other than providing local multi-point distribution service ("LMDS") and for other uses not directly or indirectly competitive with CT&T and its Licensees. If as a result of an acquisition, corporate reorganization, consolidation or merger, LogiMetrics shall possess or acquire information which has not previously been publicly disclosed or intellectual property rights respecting any other product made or sold especially for CT&T and its Licensees, then such other products shall be subject to the same sales restriction as Re-Rads, and the specifications therefor shall be subject to the disclosure restrictions stated above.

     (c) Except as provided in this paragraph 3, LogiMetrics shall have the right to sell any equipment (including, but not limited to, the Other Equipment) to any third party, the right to license its intellectual property to any third parties, and the right to re-design or create products which are derived from its intellectual property (collectively, "New Products") so long as such New Products do not include the intellectual property of CT&T. LogiMetrics shall have the right to sell the New Products to any person or entity for any purpose whatsoever, including, but not limited to, use in the LMDS market, subject to any valid patent rights of CT&T, and the provisions of this paragraph 3 and paragraph 5 shall not apply with respect thereto, except as expressly provided in paragraph 4 below. Upon the expiration of such five-year period, LogiMetrics shall have the same rights with respect to Restricted Products that it has with respect to New Products under the terms hereof.

     4. Notwithstanding the provisions of Section 3, if CT&T or any of CT&T's employees shall make a substantial contribution or improvement to the intellectual property rights embodied in the Re-Rad or the Other Equipment after the date hereof (the "CT&T Contribution"), then LogiMetrics agrees not to license any property rights that include the CT&T Contribution, or to sell New Products or Restricted Products embodying such CT&T Contribution to parties who are not Licensees without first obtaining a license from CT&T, and CT&T agrees to grant such license on reasonable terms and conditions.

     In order to be valid, any claim that CT&T has made a CT&T Contribution must be in writing and shall be delivered to LogiMetrics within a reasonable period of time and in no event more than 90 days after the claimed contribution or improvement was first disclosed to LogiMetrics. In the event that CT&T does not comply with the provisions of the preceding sentence, it shall be deemed to have waived any rights it may have to the subject contribution or improvement. If
LogiMetrics disputes any claim that a CT&T Contribution has been made, the parties agree to use their best efforts to resolve such dispute in good faith. In the event that the parties are unable to resolve any such dispute within 30 days, the parties shall submit the dispute to binding arbitration pursuant to the procedures to be contained in the definitive Vendor Supply Agreement contemplated by paragraph 6 hereof and shall be bound by the final determination made thereunder.

     5 LogiMetrics shall pay to CT&T a royalty of two and one-half percent (2.5%) of the net sales price (sales price less freight costs, discounts, credits, returns, sales taxes, value added taxes and goods and services taxes) actually received from the sale of Re-Rads and Other Equipment to CT&T or any Licensee during the period that the selling restrictions described in paragraph 3 remain in effect. LogiMetrics will not be required to pay to CT&T or collect on CT&T's behalf any royalties with respect to the sale of Re-Rads, New Products or Other Equipment, except to the extent expressly set forth above. CT&T acknowledges that LogiMetrics is currently engaged in discussions which may result in a business combination involving LogiMetrics and another supplier of CT&T (the "Other Supplier"). Accordingly, notwithstanding the other provisions of this paragraph 5, CT&T agrees that LogiMetrics shall not be obligated to pay any royalty to CT&T pursuant to this paragraph 5 with respect to any Re-Rads sold or otherwise transferred to any Other Supplier for incorporation into any equipment on which said Other Supplier pays a royalty of at least 2.5% of net selling price to CT&T (calculated with reference to the net sales price of such Re-Rad to the Other Supplier). In the event that any Other Supplier pays a royalty of less than 2.5% of the net selling price of the Re-Rads (calculated as provided above), then LogiMetrics shall be obligated to pay CT&T an additional royalty on such Re-Rads in an amount equal to the excess of 2.5% of such net selling price over the royalty paid by the Other Supplier with respect thereto.

     6. Promptly following the execution and delivery of this Agreement by the parties hereto, CT&T and LogiMetrics shall negotiate in good faith the terms and conditions of a Vendor Supply Agreement containing mutually acceptable terms, including certain minimum purchase undertakings by CT&T.

     If the foregoing accurately reflects our mutual understanding, please so indicate by executing a counterpart of this Agreement and returning it to the undersigned at which time this Agreement shall become the legal and validly binding agreement of the parties hereto. We look forward to a long and mutually profitable relationship between our two companies.

                                       Cordially yours,

                                     /s/ Norman M. Phipps
                                     ___________________________
                                     Norman M. Phipps



ACCEPTED AND AGREED:

CellularVision Technology & Telecommunications, L.P.



By:      /s/ Shant Hovnanian
         _________________________
         Shant Hovnanian, Partner

Dated:  October 23, 1996